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                                                               EXHIBIT 11.1

                        APRIA HEALTHCARE GROUP INC.

                     COMPUTATION OF EARNINGS PER SHARE


                                        Three Months Ended  Six Months Ended
                                               June 30,        June 30,
                                        -----------------------------------
                                           1996    1995     1996    1995
                                          ------  ------   ------  ------
Income before extraordinary charge
  for primary earnings per share          $21,908 $ 7,497  $42,234 $23,289
Extraordinary charge on debt
  refinancing, net of taxes                     -   2,998        -   2,998
                                          ------- -------  ------- -------
NET INCOME FOR PRIMARY
EARNINGS PER SHARE                        $21,908 $ 4,499  $42,234 $20,291
                                          ======= =======  ======= =======
Interest on convertible debentures -
  net of tax effect                             -     300        -     656
Amortization of registration costs
  incurred in the issuance of
  convertible debentures net of
  tax effect                                    -       1        -      56
                                          ------- -------  ------- -------
ADJUSTED NET INCOME FOR FULLY
DILUTED EARNINGS PER SHARE                $21,908 $ 4,800  $42,234 $21,003
                                          ======= =======  ======= =======

Weighted average shares outstanding        50,839  46,207   50,503  44,890
Incremental shares - reserved
  for acquisitions                              -      21        -     357
Incremental shares - stock options          1,736   2,311    1,783   2,248
                                          ------- -------  ------- -------
PRIMARY SHARES                             52,575  48,539   52,286  47,495

Incremental shares - stock options              1      65      113     224
Assumed conversion of
  convertible debentures                        -   2,719        -   3,431
                                          ------- -------  ------- -------
FULLY DILUTED SHARES                       52,576  51,323   52,399  51,150
                                          ======= =======  ======= =======

PRIMARY EARNINGS PER SHARE:
   Income before extraordinary charge      $ 0.42  $ 0.15  $  0.81  $ 0.49
  Extraordinary charge on debt
  refinancing, net of taxes                         (0.06)           (0.06)
                                          ------- -------  ------- -------
  Net income                               $ 0.42    0.09   $ 0.81  $ 0.43
                                          ======= =======  ======= =======

FULLY DILUTED EARNINGS PER SHARE:
   Income before extraordinary charge      $ 0.42  $ 0.15  $  0.81  $ 0.47
  Extraordinary charge on debt
  refinancing, net of taxes                         (0.06)           (0.06)
                                          ------- -------  ------- -------
  Net income                               $ 0.42    0.09  $  0.81  $ 0.41
                                          ======= =======  ======= =======
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